Exhibit 10.8

2026 STOCK INCENTIVE PLAN
OF
ADI GLOBAL DISTRIBUTION INC. AND ITS AFFILIATES

FORM OF PERFORMANCE STOCK UNIT AGREEMENT

This PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”) as of the [DAY] day of [MONTH, YEAR] (the “Award Date”) between ADI Global Distribution Inc. (the “Company”) and [EMPLOYEE NAME] (the “Participant”).

1. Grant of Performance Award. The Company has granted you a target number of Restricted Stock Units subject to the satisfaction of performance conditions (the “Performance Stock Units” and the “Performance Award”), subject to the terms of this Agreement and the terms of the 2026 Stock Incentive Plan of ADI Global Distribution Inc. and its Affiliates (the “Plan”). The target number of Performance Stock Units granted to you and covered by this Agreement is [●] (the “Target Award”).

The Company will hold the Performance Stock Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

[The details for this grant can be found on [●]. The Company reserves the right to change or correct any information contained on the [●] website to reflect the terms of the Award actually made by the Company on the Award Date or the Plan].

2. Definitions. For purposes of this Agreement, the following definitions apply:

a. “Actual Award” means (A) the product of (i) the Plan Payout Percentage (as determined under Section 3), and (ii) your Target Award. Notwithstanding anything in this Agreement to the contrary, the Committee (as defined in the Plan) may reduce the amount of your Actual Award in its sole discretion.

b. “Performance Cycle” means the [INSERT PERFORMANCE CYCLE DATES].

3. Performance Measures. The Plan Payout Percentage shall be determined based on [DESCRIBE PERFORMANCE MEASURES]

4. Rights as a Shareholder. The Participant shall have no rights as a stockholder of the Company with respect to any Shares of Common Stock covered by or relating to the Performance Stock Units until such Shares are actually delivered to the Participant. For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to the Shares of Common Stock underlying the Performance Stock Units unless and until such Shares are actually delivered to the Participant.

5. Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, the Participant will earn Dividend Equivalents in an amount equal to the value of any ordinary cash or stock dividends paid by the Company upon one Share of Common Stock for each unvested Performance Stock Unit, which may be credited in cash or Common Stock as determined by the Committee in such manner as the Committee may determine from time to time and will be subject to the same vesting provisions as apply to the Performance Stock Units to which such Dividend Equivalents relate.

6. Payment Amount. Each Performance Stock Unit represents one (1) Share of Common Stock. Your Actual Award will not exceed 200% of your Target Award.

7. Vesting and Payment. Except as otherwise provided in this Agreement, the vesting and payment of an Actual Award is contingent upon (i) the achievement of a Plan Payout Percentage based on performance as described in Section 3, and (ii) you remaining actively employed by the Company on [DESCRIBE VESTING PROVISIONS] (the “Vesting Date”).

[DESCRIBE PAYMENT PROVISIONS, INCLUDING ANY AMOUNTS TO BE PAID IN CASH AND SHARES]

8. Termination of Service. Except as otherwise provided in this Agreement, if your Termination of Service occurs for any reason other than death, Retirement or Disability before the Vesting Date, any unvested Performance Stock Units will immediately be forfeited and your rights with respect to future payments under this Agreement will end.

9. Death, Disability or Retirement. If your Termination of Service occurs before the Vesting Date because of your death, Retirement or Disability, you or your estate will receive the prorated value of the Actual Award you would otherwise have earned had your Service continued until the Vesting Date. The prorated value of the Actual Award shall be determined by multiplying the Actual Award by a fraction, the numerator of which is the number of days you were actively employed before your death, Retirement or termination due to Disability from the first day of the Performance Cycle, and the denominator of which is the total number of days from the first day of the Performance Cycle to the last day of the Performance Cycle. Such prorated Actual Award stated in Shares, shall be multiplied by the Fair Market Value of the Shares on the last trading day of the Performance Cycle and, in the each case shall be paid in Shares following the Performance Cycle at the same time payments, if any, are made to other Performance Stock Unit grantees. If your Retirement triggers the applicability of this Section 9, then as a condition thereof you hereby agree that for the remainder of any applicable continued vesting period or Performance Cycle, you will (i) remain available to provide service to the Company on an as-requested basis (which service, for purposes of compliance with Section 409A of the Code, shall not exceed 20% of your pre-Termination of Service level of Service to the Company) and (ii) execute, in the discretion of the Company, a non-competition agreement in favor of the Company in the form provided by the Company.

10. [Involuntary Termination of Service Not for Cause. Except as provided in Section 11, if your Termination of Service occurs before the payment date because of your involuntary Termination of Service not for Cause, you will receive the prorated value of your Actual Award. The prorated value of the Actual Award shall be determined by multiplying the Actual Award by a fraction, the numerator of which is the number of days you were actively employed before your Termination of Service from the first day of the Performance Cycle, and the denominator of which is the total number of days from the first day of the Performance Cycle to the last day of the Performance Cycle. Such prorated Actual Award shall be paid in Shares following the Performance Cycle at the same time payments, if any, are made to other Performance Stock Unit grantees.]1

[1]	Insert for Awards being made to Section 16 officers.

11. Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control (as defined in the Plan), the following provisions apply:

a. Rollover of Performance Awards. If adjusted or exchanged pursuant to the Plan, Performance Stock Units that have not vested or terminated as of the date of the Change in Control will continue to vest in accordance with the schedule described in Section 7 of this Agreement (or as adjusted if more favorable) and, if applicable, be subject to proration as provided in Section 9 [or Section 10]; provided, however, that (x) if, on or after the Change in Control, you incur an involuntary Termination of Service not for Cause (as defined in Section 2 of the Plan) or a voluntary Termination of Service for Good Reason (as defined in Section 2 of the Plan) on or before the second anniversary of the date of the Change in Control and after the Performance Cycle has ended, your unpaid Actual Award will immediately vest in full and be settled no later than the earlier of 90 days after the Termination of Service or two and one-half months after the end of the calendar year in which the Termination of Service occurs, or (y) if, on or after the Change in Control, you incur an involuntary Termination of Service not for Cause (as defined in Section 2 of the Plan) or a voluntary Termination of Service for Good Reason (as defined in Section 2 of the Plan) during the two-year period following the Change in Control and before the Performance Cycle has ended, an amount equal to the Target Award, pro-rated to reflect the portion of the Performance Cycle that elapsed before such Termination of Service, will be settled no later than the earlier of 90 days after the Termination of Service or two and one-half months after the end of the calendar year in which the Termination of Service occurs.

b. Cashout of Performance Awards. Unless adjusted or exchanged pursuant to the Plan, Performance Stock Units that have not vested or terminated as of the date of the Change in Control will immediately vest as provided in this subsection (b). If the Change in Control occurs after the Performance Cycle has ended but before the Vesting Date specified in Section 7, you will receive your unpaid Actual Award, if any, provided that if Section 9 [or Section 10] is applicable to your Award, your Actual Award will be subject to the proration described therein,. If the Change in Control occurs before the Performance Cycle has ended, you will receive your unpaid Actual Award as calculated based on the Target Award or other level of substantially achieved performance, as determined by the Committee prior to the Change in Control, provided that if Section 9 [or Section 10] is applicable to your Award, your Actual Award will be subject to the proration described there. No later than the earlier of 90 days after the date of the Change in Control or two and one-half months after the end of the calendar year in which the Change in Control occurs, you will receive for the applicable Performance Stock Units a single cash payment equal to the product of the number of vested and outstanding Performance Stock Units as of the date of the Change in Control (including any Performance Stock Units that vest pursuant to this Section [10][11]) and an amount equal to the greater of (i) the highest price per Share paid by the successor, as determined by the Committee, and (ii) the highest Fair Market Value during the period of 90 days that ends on the date of the Change in Control. Any securities or other property that is part or all of the consideration paid for Shares pursuant to the Change in Control will be valued at the higher of (x) the valuation placed on the securities or property by any entity that is a party with the Company to the Change in Control, or (y) the valuation placed on the securities or property by the Committee.

12. Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of Shares, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer.

13. Transfer of Performance Award. You may not transfer the Performance Stock Units or any interest in such Units or any portion of your Actual Award except by will or the laws of descent and distribution [or except as permitted by the Committee and as specified in the Plan]. Any other attempt to dispose of your interest will be null and void.

14. [Requirements for and Forfeiture of Performance Award.

a. General. The Performance Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section [13][14] and in any other agreement that governs your noncompetition with the Company and its Affiliates, your nonsolicitation of employees, customers, suppliers, business partners and vendors of the Company and its Affiliates, and/or your conduct with respect to trade secrets and proprietary and confidential information of the Company and its Affiliates. For the avoidance of doubt, for purposes of this Section [13][14], the “Company and its Affiliates” shall include ADI Global Distribution Inc. and its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

b. Remedies.

i. You expressly agree and acknowledge that the forfeiture provisions of Section [13][14](b)(2) of this Agreement shall apply if, from the Award Date until the date that is [twenty-four (24)] months after your Termination of Service for any reason other than Retirement, or in the case of Retirement only, the later of (A) [twenty-four (24)] months after your Termination of Service and (B) the completion of the Performance Cycle, for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or its Affiliates are engaged if the business is competitive (in the sole judgment of the Committee) with the Company or its Affiliates and the Committee has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to the Company and its Affiliates or their businesses, products, strategies, prospects, condition, or reputation or that of their directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of the Company or its Affiliates or your career with the Company or its Affiliates without first submitting a draft thereof, at least thirty (30) days in advance, to the Company’s Executive Vice President, General Counsel and Corporate Secretary or his or her delegate, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging; provided, however, that nothing herein shall preclude you from reporting (in good faith) possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any applicable law or regulation or the order of a court or other governmental body.

For purposes of this Section [13][14](b)(1), the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.

ii. In addition to the relief described in any other agreement that governs your noncompetition with the Company or its Affiliates, your nonsolicitation of the employees, customers, suppliers, business partners and vendors of the Company or its Affiliates, and/or your conduct with respect to the trade secrets and proprietary and confidential information of the Company or its Affiliates, if the Committee determines, in its sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates Section [13][14](b)(1) of this Agreement, (i) any Performance Stock Units that have not vested under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such Units as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company Shares (or the cash equivalent) equal in value to the Performance Stock Units you received during the period beginning twelve (12) months prior to your Termination of Service and ending on the date of the Committee’s determination.

iii. Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.]

15. Restrictions on Payment of Shares. Payment of Shares is subject to the conditions that, to the extent required at the time of settlement, (i) the Shares underlying the Performance Award and/or Actual Award shall be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares shall be effective. The Company shall not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

16. Adjustments. Any adjustments to this Performance Award will be governed by Section 5.3 of the Plan.

17. Disposition of Securities. By accepting the Performance Award, you acknowledge that you have read and understand (i) the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities, and (ii) the Company’s stock ownership guidelines as they apply to this Performance Award. The Company shall have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

18. Plan Terms Govern. This Award (including the vesting and redemption of Performance Stock Units, the disposition of any Shares received, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents) are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Performance Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review. Without limiting the generality of the foregoing, you agree that all determinations made by the Committee of the Performance Measures described in Section 3 shall be final, binding and conclusive on you in accordance with Article III of the Plan.

19. Personal Data.

a. By entering into this Agreement, and as a condition of the grant of this Award, you acknowledge that your personal data is collected, used, and transferred in view of the performance of this Agreement as described in this Section [17] [18][19], which is to the full extent permitted by and in full compliance with applicable law.

b. You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Stock Units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c. You understand that part or all of your Data may be also collected, used, or held by the Company or its Affiliates for the purpose of managing and administering this award or any previous award/incentive plans. Specifically, your Data is transferred to, and/or collected, used, or held by the Total Rewards Department , your local and regional business managers, the Company’s senior executives (e.g., SVP-HR, CEO), the Committee, and Morgan Stanley. The Company stores your Data for this purpose [until the last vesting date described in this Agreement OR for a period of xx years / months / days].

d. You understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer Data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (the “Data Recipients”).

e. You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f. You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data or request that any necessary amendments be made to it. To exercise your data privacy rights, refer to the Company’s Data Privacy Global Policy [located on the Intranet / provide link to policy / otherwise describe how to find the policy].

g. As soon as your Data is transferred to a third party Data Recipient (e.g., Morgan Stanley), (i) the Data Recipient becomes responsible for this Data (as a data controller), (ii) the Data will be subject to the Data Recipient’s privacy statements and notices, (iii) the Company and its Affiliates will no longer be responsible for the transferred Data, and (iv) you should refer to the Data Recipient’s statements and notices about its data protection policies and practices.

20. Discretionary Nature and Acceptance of Performance Award. By accepting this Performance Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a. The Company (and not your local employer) is granting these Performance Stock Units. This Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b. The Company may administer the Plan from outside your country of residence and United States law will govern all Performance Stock Units granted under the Plan.

c. Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d. The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e. The grant of this Award, and any future grant of Performance Stock Units under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Performance Stock Units nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f. The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

g. Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

21. Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Performance Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Performance Award or the account established on your behalf. You have no rights as a shareowner of the Company pursuant to the Performance Stock Units until Shares are actually delivered to you.

22. Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Performance Stock Units. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

23. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

24. Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

25. Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Section 409A of the Code, the Treasury regulations and other guidance thereunder.

26. Acknowledgements. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments, or negotiations concerning the Award are replaced and superseded.

27. Award Acceptance. To retain this Award, you must accept it by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. Return the signed Agreement to [●].

I Accept:

Print Name	EID

Signature	Date